Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                    CONTACT: 937-224-5940

DPL SETS NEW RECORD PEAK ELECTRIC DEMAND

DAYTON, Ohio, August 8, 2007 – DPL Inc.’s (NYSE: DPL) principal subsidiary, The Dayton Power and Light Company, set a new record for electric peak demand today of approximately 3,300 megawatts, surpassing the previous record of 3,243 megawatts set on July 25, 2005.

“Our planning process takes into consideration the potential for extreme temperatures like we are experiencing this week,” said Paul Barbas, President and Chief Executive Officer of DPL Inc. “System reliability is an ongoing focus throughout the company. Our employees are monitoring our system and regional conditions around the clock. And, the investments we make in our system year to year support our mission to deliver reliable service to our customers irrespective of weather conditions.”

The record demand is being driven by the extended period of mid-90 degree heat and high humidity.  DPL encourages customers to use energy wisely throughout the year and especially in periods of increased demand.  By taking a few simple steps, customers can reduce their energy usage, lessening the impact of extreme temperatures.

“Most importantly, we encourage everyone to take the necessary precautions to stay safe during this intense heat,” concluded Barbas.

Energy Saving Tips from DP&L

•                  For homes with air conditioning, set the thermostat to the highest comfortable temperature.  Raising the thermostat by 1 degree can save 2% in cooling costs.

•                  Make sure air conditioning units are clean and well-maintained to ensure the most efficient use of energy.

•                  Keep blinds and drapes closed on windows during the day.

•                  Avoid using the stove and humidity producing appliances, like dishwashing, when possible.

•                  Turn off unnecessary lights.  They add to the heat in the home.  Consider switching to cooler, energy-efficient fluorescent bulbs.

•                  Use ceiling fans and portable floor fans to move the air around in the home. Make sure ceiling fans are blowing down.  Fans should turn counter-clockwise in summer.  If the home does not have air conditioning, fans are essential for cooling.  In homes with air conditioning, fans enable residents to raise the thermostat and save energy without affecting comfort.

For more information about ways to save, visit www.dpandl.com and click on 100 Ways to Save.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in the press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, pricing, delays, contractor and supplier performance and availability; significant delays associated with large construction projects; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

MEDIA CONTACT: 937-224-5940

ANALYST CONTACT:

Joseph R. Boni III, Treasurer

937-259-7230